EXHIBIT 99.1

URANIUM RESOURCES, INC.

PRESS RELEASE FOR IMMEDIATE RELEASE

DALLAS, TEXAS	OTCBB SYMBOL-URIX
JULY 31, 2002

URANIUM RESOURCES, INC. ANNOUNCES EQUITY FINANCING

DALLAS July 31, 2002—Uranium Resources, Inc. (the “Company”) announced that it has sold 19,110,915 shares of common stock at $0.12 per share. The Company received cash of $1.7 million and converted $611,550 in outstanding notes and accrued interest. The sale was part of a registered offering of shares that became effective on June 19, 2002. The offering will continue until a maximum of 20,833,333 shares has been sold ($2,500,000) or until September 30, 2002.

Proceeds will be used for working capital and to fund holding costs for the Company’s South Texas and New Mexico properties.

As part of the registration the Company also registered the resale of 43,354,839 million shares by selling shareholders.

Uranium Resources, Inc. is a Dallas area based uranium-mining company, whose shares trade on the OTC Bulletin Board under the symbol URIX. The Company specializes in in-situ solution mining and holds substantial mineralized uranium materials in South Texas and New Mexico.

CONTACTS:	Paul K. Willmott, President, or Thomas H. Ehrlich, Vice President—CFO Uranium Resources, Inc. (972) 219-3330

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